04-14                                                               Exhibit 99.1
For further information:
Jack Walsh
Director of Investor Relations
Southern Union Company
570/829-8662

           SOUTHERN UNION COMPANY REPORTS RECORD FISCAL 2004 RESULTS;
                  EARNINGS FROM CONTINUING OPERATIONS RISE 132%
                  Web Cast & Conference Call at 2 P.M. ET Today

         Wilkes-Barre, PA - (BUSINESS WIRE) - August 2, 2004 - Southern Union Company ("Southern Union" or the "Company") (NYSE: SUG) today reported record net earnings of $101,339,000 ($1.37 per diluted share, hereafter referred to as "per share") for the fiscal year ended June 30, 2004, compared with net earnings of $76,189,000 ($1.29 per share) for the fiscal year ended June 30, 2003. Net earnings from continuing operations were $101,339,000 ($1.37 per share) for fiscal 2004 compared with $43,669,000 ($.74 per share) for fiscal 2003, an increase of 132%.
         Thomas F. Karam, President and Chief Operating Officer of Southern Union, stated, "We are extremely happy with our record performance in fiscal 2004. These results represent follow-through on our guidance and confirm the successful integration of Panhandle Energy." He added, "It's an exciting time for Southern Union. We are on the threshold of unprecedented growth through our expansions at Trunkline LNG, our pending rate case at Missouri Gas Energy and our potential acquisition of CrossCountry Energy. We are poised and ready."
         For the three months ended June 30, 2004, Southern Union recorded a net loss from continuing operations of $398,000 ($.01 per average common share) compared with a net loss from continuing operations of $11,898,000 ($.20 per average common share) in 2003. Prior to Southern Union's acquisition of Panhandle Eastern Pipe Line Company, LP and its subsidiaries (collectively "Panhandle Energy") in June 2003, the Company typically recorded a fourth quarter loss due to the seasonal nature of its natural gas distribution business. The Company expects that its acquisition of Panhandle Energy, whose transmission and liquefied natural gas businesses generally are less seasonal in nature than Southern Union's distribution segment, will enable the Company to achieve improved fourth quarter results in the future.

Factors Impacting Fiscal 2004 relative to Fiscal 2003:
       o June 2003 - Southern Union completed its acquisition of Panhandle Energy from CMS Energy; for the fiscal year ended June 30, 2004, Panhandle Energy contributed net earnings of $94 million on a stand-alone basis. Included in this amount are $10.5 million of after-tax earnings from the gain on the repurchase of debt and the amortization of debt premiums established in purchase accounting.
       o January 2003 - The Company sold Southern Union Gas Company, its Texas-based natural gas operating division, and other related assets for approximately $437 million in cash. Net earnings from the discontinued Texas operations included in fiscal 2003 were $32.5 million ($.55 per share), including an $18.9 million ($.32 per share) after-tax gain on sale.
       o June 2003 - Southern Union issued $175 million of common stock and $125 million of equity-linked securities in connection with its Panhandle Energy acquisition.
       o October 2003 - The Company issued $230 million of non-cumulative 7.55% preferred stock. The proceeds were used to redeem $100 million of 9.48% Trust Preferred Securities and other short-term credit facilities.
       o Southern Union's distribution operations experienced weather during fiscal 2004 that was 8% warmer than fiscal 2003 and up to 8% warmer than normal.
       o Operating and Maintenance expense for Southern Union's distribution segment was negatively impacted during fiscal 2004 due primarily to the following factors: increased pension expense of approximately $5.1 million ($.07 per share), net of tax; increased bad debt expense as a result of higher gas costs of approximately $4.0 million ($.05 per share), net of tax; and increased insurance and medical costs of approximately $2.9 million ($.04 per share), net of tax.
       o Fiscal 2003 results included an after-tax gain of $14.5 million ($.25 per share) on the settlement of the Company's claims related to the Southwest Gas case. This gain was partially offset by related litigation expense totaling $3.8 million ($.06 per share), net of tax.

Other Events that Occurred in Fiscal 2004:
       o August 2003 - Panhandle Energy refinanced approximately $513 million of senior notes and debentures through the issuance of $300 million of 4.80% senior notes due 2008 and $250 million of 6.05% senior notes due 2013.
       o November 2003 - Trunkline LNG, a subsidiary of Panhandle Energy and the nation's largest liquefied natural gas ("LNG") import facility, broke ground for its Phase I expansion. The expansion will double the plant's current sustained sendout capacity from 630 million cubic feet per day to 1.2 billion cubic feet per day ("Bcf/d") while increasing storage capacity by approximately 50% from 6.3 Bcf to 9 Bcf. The Phase I expansion is scheduled to be operational by December 31, 2005.
       o February 2004 - Trunkline LNG announced a Phase II modification of its facility that will increase sustained sendout capacity to 1.8 Bcf/d with a peak capacity of 2.1 Bcf/d. The modification is scheduled to be operational in early- to mid-calendar year 2006. Simultaneously, Trunkline Gas Company, another Panhandle Energy subsidiary, announced plans to construct a 23-mile, 30" take-away pipeline (the "Trunkline Loop") to accommodate increased sendout from the LNG terminal, as noted above. The Trunkline Loop will provide transportation from the terminal to the mainline of Trunkline Gas Company. The project is expected to be operational by mid-calendar year 2005.
       o March 2004 - Panhandle Energy issued $200 million of 2.75% senior notes due March 2007. Proceeds from the issuance were used to refinance maturing, higher-cost indebtedness.
       o May 2004 - Southern Union closed on a $400 million unsecured revolving credit facility for a five-year term. The facility replaces a $150 million revolving credit facility and a $225 million revolving credit facility, which expired in April 2004 and May 2004, respectively.

Recent Events:
       o In June 2004, CCE Holdings, LLC ("CCE Holdings"), a joint venture of Southern Union and GE Commercial Finance Energy Financial Services, entered into a Purchase Agreement (the "Agreement) with Enron Corp. and its affiliates (collectively "Enron") for the purchase of 100% of the equity interests of CrossCountry Energy, LLC ("CrossCountry") - Enron's major remaining North American natural gas transmission assets. The Agreement was granted "Stalking Horse" status by an Order entered by the U.S. Bankruptcy Court for the Southern District of New York, by which Order other interested parties may submit offers for CrossCountry on higher and/or better terms. With its offer of $2.35 billion, including assumed debt of $461 million, CCE Holdings' bid is the benchmark heading into the September 1, 2004 auction. If it is the successful bidder, CCE Holdings expects to close the acquisition by mid-December 2004.

       o In July 2004, Southern Union issued 12,650,000 (which includes the exercise of the 1,650,000-share over-allotment option) shares of its common stock at $18.75 per share. Of those shares, 4,800,000 were newly issued by the Company and 7,850,000 were sold in connection with forward sale agreements that will settle in approximately twelve months, or earlier at the Company's option. Initial proceeds of the common stock offering, valued at approximately $87 million, will be used to reduce debt and for general corporate purposes. If Southern Union physically settles the forward sale agreements, it may use the net proceeds, initially valued at approximately $142 million, to finance a portion of its equity interest in CCE Holdings and for general corporate purposes.

     Southern Union will provide additional information about its fiscal 2004 operating results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission this morning. The Form 8-K is accessible through the Investors section of the Company's web site at www.southernunionco.com.

Web Cast & Conference Call
         Southern Union will host a live web cast and conference call today at 2:00 p.m. Eastern Time to discuss fiscal 2004 results, recent events and outlook.
          To participate, visit Southern Union's web site at www.southernunionco.com or dial 800-435-1261 (international participants dial 617-614-4076) and enter passcode 39724173. A replay of the call will be available for one week by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 90103665.

About Southern Union Company
         Southern Union Company, headquartered in Wilkes-Barre, Pennsylvania, is engaged primarily in the transportation and distribution of natural gas. Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Trunkline LNG Company and Southwest Gas Storage Company. Collectively, the pipeline assets operate more than 10,000 miles of interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes region. Trunkline LNG, located in Lake Charles, Louisiana, is the nation's largest liquefied natural gas import terminal. Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves nearly one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island. For further information, visit www.southernunionco.com.

Forward-Looking Information
         This release and other Company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.
         Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in the Company's service territories; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to our gas distribution business; new legislation and government regulations and proceedings affecting or involving the Company; unanticipated environmental liabilities; the Company's ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; our or any of our subsidiaries debt securities ratings; the economic climate and growth in our industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets.

Following are the unaudited comparative, summarized financial results of Southern Union Company and Subsidiaries for the three- and twelve-month periods ended June 30, 2004 and 2003 (amounts in thousands except shares and per share amounts):



                                                                    Three months ended              Twelve months ended
                                                                          June 30,                        June 30,
                                                              ---------------------------      -----------------------------
                                                                  2004 (a)        2003 (b)         2004 (a)        2003 (b)
                                                              ------------    ------------     ------------    -------------


Operating revenues                                            $     286,888   $     207,030    $   1,799,974   $  1,188,507
                                                              =============   =============    =============   ============

Net operating margin (c)                                      $     182,843   $      89,516    $     890,141   $    423,411
                                                              =============   =============    =============   ============

Net earnings (loss) from continuing operations                $       3,943   $     (11,898)   $     114,025   $     43,669
                                                              =============   =============    =============   ============

Net earnings from discontinued operations                     $          --   $       1,264    $          --   $     32,520
                                                              =============   =============    =============   ============

Net earnings (loss)                                           $       3,943   $     (10,634)   $     114,025   $     76,189
                                                              =============   =============    =============   ============

Net earnings (loss) available for common shareholders         $        (398)  $     (10,634)   $     101,339   $     76,189
                                                              =============   =============    =============   ============

Net earnings (loss) available for common shareholders
   from continuing operations per share:
     Basic                                                    $      (0.01)   $       (0.20)    $       1.41   $       0.76
                                                              ============    =============      ===========   ============
     Diluted                                                  $      (0.01)   $       (0.20)    $       1.37   $       0.74
                                                              ============    =============     ============   ============

Net earnings (loss) available for common shareholders
   per share:
     Basic                                                    $      (0.01)  $        (0.18)     $      1.41   $       1.33
                                                              ============   ==============     ============   ============
     Diluted                                                  $      (0.01)  $        (0.18)     $      1.37   $       1.29
                                                              ============   ==============     ============   ============

Weighted average shares outstanding:
    Basic                                                       71,997,879       59,807,049       71,848,259     57,176,843
                                                              ============    =============     ============   ============
    Diluted                                                     71,997,879       59,807,049       73,993,300     59,017,861
                                                              ============    =============     ============   ============




(a) The three- and twelve-month periods ended June 30, 2004, include net earnings from Panhandle Energy of $14,144,000 and $94,041,000, respectively. The three- and twelve-month periods ended June 30, 2004, also include non-taxable dividends on preferred stock of $4,341,000 and $12,686,000, respectively.

(b) The three- and twelve-month periods ended June 30, 2003, include net earnings from Panhandle Energy of $4,612,000 (from June 12, 2003). The twelve-month period ended June 30, 2003, also includes an after-tax gain of $14,462,000 on the settlement of the Company's claims related to the Southwest Gas case, which was partially offset by related litigation expense of $3,824,000, net of tax, and an $18,928,000 after-tax gain on sale of the discontinued Texas operations, which is reflected in the net earnings from discontinued operations.

(c) Net operating margin consists of operating revenues less gas purchase costs and revenue-related taxes.



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